Exhibit 99.1


             KAMAN REPORTS FIRST QUARTER 2004 RESULTS

BLOOMFIELD, Connecticut (April 20, 2004) - Kaman Corp.
(NASDAQ:KAMNA) today reported financial results for the first quarter ended March 31, 2004.

Net earnings for the first quarter were $1.3 million, or $0.06 per share diluted, compared to $14.0 million, or $0.60 per share diluted, the previous year. First quarter 2003 results include an after-tax gain of $10.1 million, or $0.45 per share, from the sale of the company's Electromagnetics Development Center (EDC).

Net sales for the first quarter were $245.7 million, compared to $216.0 million in the 2003 quarter.

Paul R. Kuhn, chairman, president and chief executive officer, said, "Following several years of difficult market conditions for the company's Industrial Distribution segment, there is now evidence that the tone of the market is improving: both the industrial production index and the plant capacity utilization
statistic are signaling recovery.   As a result of the market
improvement, an acquisition in the fourth quarter of 2003, and the company's focus on cost controls, the Industrial Distribution segment generated substantially higher sales and operating profits, including higher same-store sales, than achieved during the same period last year.

"At the same time, the Music segment benefited from continued resilience in consumer spending patterns, which contributed to higher sales and operating profits in the first quarter of 2004 than during the same period of 2003.

"For the Aerospace segment, although our Kamatics specialty bearing subsidiary performed well, the Kaman Aerospace subsidiary continued to experience difficulties that resulted in a weak quarter for the company as a whole."


A more detailed summary of segment information follows:












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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


               KAMAN CORPORATION AND SUBSIDIARIES
                       Segment Information
                          (In millions)

                                             For the Three Months
                                                Ended March 31,
                                                --------------
                                              2004        2003
-----------------------------------------------------------------
Net sales:

  Aerospace                                 $   59.8    $   61.7

  Industrial Distribution                      145.6       120.3

  Music                                         40.3        34.0
-----------------------------------------------------------------
                                            $  245.7    $  216.0
=================================================================
Operating profit:

  Aerospace                                 $    3.6    $    7.2

  Industrial Distribution                        5.0         2.8

  Music                                          2.0         1.9
-----------------------------------------------------------------
                                                10.6        11.9

Corporate and other expense, net (1)            (7.5)       (5.0)

Interest expense, net                            (.8)        (.8)

Gain on sale of product line and other assets      -        16.8
-----------------------------------------------------------------

Earnings before income taxes                $    2.3    $   22.9
=================================================================

 (1) "Corporate and other expense, net" increased for the three months ended March 31, 2004 primarily due to an increase in pension and stock appreciation rights expense.

                             -more-

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


REPORT BY SEGMENT
-----------------

Aerospace Segment
-----------------

The Aerospace segment had a first quarter operating profit of $3.6 million, compared to $7.2 million a year ago. The first quarter of 2004 includes $0.2 million in ongoing relocation and re-certification costs related to the transfer of operations in 2003 from the company's Moosup, Conn. facilities to expanded facilities in Jacksonville, Fla., compared to $0.7 million in the first quarter of 2003. The first quarter of 2004 also includes $0.8 million in underutilized facility costs primarily associated with the absence of new helicopter orders at the Bloomfield, Conn. facility. Segment sales for the first quarter were $59.8 million, compared to $61.7 million a year ago.

Results for the quarter continued to be adversely affected by several factors at the Kaman Aerospace subsidiary. These factors are discussed in the report on each component of the segment:
Aircraft Structures and Components, Advanced Technology Products, and Helicopter Programs.

Aircraft Structures and Components

First quarter aircraft structures and components sales were $33.5 million, compared to $32.2 million in the period a year ago.
This business contributed approximately 56 percent of the Aerospace segment's sales in the first quarter, compared to approximately 52 percent a year ago.

Aircraft Structures and Components involves commercial and military aircraft programs, including production of aircraft subassemblies and other parts for Boeing commercial airliners and the C-17 military transport, as well as helicopter subcontract work. This has become a core business area for the company and a focal point for future growth.

Operating results for this business were affected by several factors during the quarter. The current weak market for commercial airliners has resulted in order stretch-outs, pricing pressures, and a lower volume of deliveries than anticipated for Boeing commercial aircraft programs. The market for detail parts manufacturing and assembly work remains very competitive industry wide and in this environment new business awards have been difficult to achieve. These conditions will make it more difficult for the Jacksonville plant to develop an optimal

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


business base, at least until the commercial aviation market improves. In this environment, military work, including the C-17, which is one of the business' largest programs, has been an important contributor.

Meanwhile, the Jacksonville facility is operational and ready to accept new business, although the plant's capabilities are taking time to develop. Production man-hour performance is improving; however on certain programs, it continues to be well below the levels that had existed at the Moosup facility, in large part due to the continuing process of training a new labor force. The company is working to improve this measure of performance and as it pursues that goal, it is also working to reestablish the level of product quality and customer quality rankings that had been maintained at the Moosup facility, and believes that progress is being made. As the Jacksonville plant continues to develop its capabilities, operating costs have also increased due to manpower and third-party processing costs that have been required to expedite deliveries, and the standard FAA and customer requirements to requalify manufacturing and quality processes made necessary by the move. Management believes that these conditions are temporary and continues to expect that the move from Moosup to Jacksonville will ultimately provide a lower cost base from which to compete.

Taken together, these factors have resulted in lower sales, which in turn has resulted in overhead and general and administrative expenditures being absorbed at higher rates by active Aerospace company programs, and generally lower profitability or losses for these programs. The company continues to evaluate ways to grow in a competitive global business environment that requires progressively lower costs. In addition to the actions taken to shift production to other U.S. locations expected to provide lower cost structures, such as Jacksonville, the company is also continuing to adjust its manpower, and is taking other actions, as appropriate, to help bring its cost structure in line with the reduced business base.

Helicopter subcontract work involves commercial and military helicopter programs. Commercial programs include multi-year contracts for production of fuselages for the MD Helicopters, Inc. (MDHI) 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter. Total orders from MDHI have run at significantly lower rates than originally anticipated due to lower than expected demand. The company's investment in these contracts consists principally of $4.3 million in billed receivables and $16.2 million in recoverable costs-not billed, including start-up costs and other program expenditures, as of

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


March 31, 2004. In 2003, the company received payments totaling $4.4 million, primarily for items shipped during 2003. The company received nominal payments in the first quarter of 2004. The recoverability of unbilled costs will depend to a significant extent upon MDHI's future requirements through 2013, the year to which both contracts extend. The company stopped production on these contracts in the second quarter of 2003, but continues to work closely with the customer to resolve overall payment issues and establish conditions under which production could be resumed,
including the timing thereof.   Based upon MDHI's projected
future requirements and inventory on hand at both MDHI and the company, this would not be expected to occur until late in the second half of 2004 at the earliest. Although the outcome is not certain, the company understands that MDHI management is pursuing strategies to improve its current financial and operational circumstances.

Sales and operating profits for the company's Kamatics specialty bearing business were higher in the quarter than the year-ago period and were the source of a significant portion of total segment operating profits, with military and commercial aftermarket sales helping to offset continued softness in commercial and regional aircraft manufacturing. Kamatics products are in wide use in commercial airliners operated by the major and regional airlines, and increasingly in military programs.

Advanced Technology Products

Sales of the company's advanced technology products in the first quarter were $11.3 million, compared to $11.8 million a year ago.
The business accounted for approximately 19 percent of Aerospace segment sales, the same as a year ago.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. The Kaman Dayron operation, acquired in 2002, manufactures fuzes for a variety of munitions programs, and has the contract to develop a fuze for the U. S. Air Force and Navy Joint Programmable Fuze (JPF) program. Securing the JPF program was the principal motivation for making the Dayron acquisition. Qualification testing conducted by Kaman as the prime contractor was completed in the fourth quarter of 2003 and qualification testing by the Air Force was completed in April 2004. Management believes that the test phase has been successfully completed and is now waiting for the


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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


Air Force to perform a final analysis of the tests, after which authorization for production is expected.

Since 2001, the company's Electro-Optics Development Center
(EODC) in Tucson, Ariz., has been teamed with the University of Arizona's Steward Observatory to build a 6.5-meter aperture collimator that will be used for testing large optical systems in a vacuum environment. The EODC has been working under a $12.8 million fixed-price contract to design and fabricate the structural, electrical, mechanical and software control systems for the collimator. The EODC has experienced significant cost growth in its portion of the program as a result of changes in the scope of the project, and believes that it has a valid basis to recover these amounts. As a result, in April 2004, the company submitted a claim in the amount of $6.3 million to the university to recover these additional costs.

Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $15.0 million in the first quarter, compared to $17.7 million in the period last year. This represented approximately 25 percent of segment sales for the quarter, compared to approximately 29 percent a year ago.

Production of the eleven SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. In September 2003 the Royal Australian Navy (RAN) began the process of provisionally accepting these aircraft after receiving a decision to proceed from the Australian government. Since that date, the RAN has provisionally accepted four of the 11 aircraft. The company expects to be able to deliver the full capability of the ITAS weapons system software in late 2004 with a final acceptance anticipated in 2005. While the company believes its reserves are sufficient to cover estimated costs to complete the program, final development of the software and its integration are underway, and these are complex tasks.

The company is marketing its existing K-MAX aircraft inventory, which was written down to an estimated fair market value in 2002, using sales and short-term leasing programs. There were no sales or new leases of K-MAX helicopters in the first quarter of 2004.

Kuhn said, "To establish clear lines of responsibility and improve decision-making, Aerospace recently initiated a

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


reorganization to address differences between its various businesses and their specific requirements. Three divisions are being created to replace portions of the existing structure:
Kaman Aerostructures, having production facilities in Jacksonville, Fla. and Wichita, Kans., will be responsible for fixed-wing aircraft subcontract programs; Kaman Fuzing, having production facilities in Middletown, Conn. and Orlando, Fla., will be responsible for fuze operations; and Kaman Helicopters, having production facilities in Bloomfield, Conn., will be responsible for prime and subcontract helicopter programs, including the SH-2G, K-MAX and MDHI programs. By placing purchasing, operations, finance, contracts and human resources personnel within each division we expect each will be better able to effectively manage expenses for the services and/or functions they require, and achieve optimal customer service. The company expects to complete the reorganization by the end of 2004."

Industrial Distribution
-----------------------

First quarter operating profits for the Industrial Distribution segment were $5.0 million, compared to $2.8 million in the 2003 period. Sales were $145.6 million in the first quarter, including $7.2 million from Industrial Supplies, Inc. (ISI), which was acquired in the fourth quarter of 2003, compared to $120.3 million a year ago.

Kuhn said, "The Industrial Distribution segment made good gains in the first quarter. It appears that the economy is continuing to strengthen as demand for manufactured goods increases to levels not seen in recent years, and that is good news for our distribution business. The `lean-thinking' practices and adherence to strict cost controls that we have been implementing have helped to see us through the hard times and continue to benefit the company competitively. Vendor incentives in the form of rebates continue to be an important contributor to the segment's operating profits."

Kaman is the third largest U.S. industrial distributor servicing the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets in the United States. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of U.S. industry.

Success in the market requires a combination of competitive pricing and value-added services that save the customer money while helping them become more efficient and productive. Over

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Page 8 of 12
"Kaman Reports First Quarter 2004 Results"
April 20, 2004


the past several years, large companies have increasingly centralized their purchasing, focusing on suppliers that can service all of their plant locations across a wide geographic area. To meet these requirements, Kaman has expanded its geographic presence through the selective opening of new branches, and acquisitions in key markets of the upper Midwest, the South, and Mexico. The company's footprint of nearly 200 branches and regional distribution centers now covers 70 of the top 100 industrial markets in the U.S.

Music
-----

The Music segment's first quarter operating profit was $2.0 million, compared to $1.9 million in the period a year ago.
Sales for the quarter were $40.3 million, compared to $34.0 million a year ago. Notwithstanding the increase in sales, the gross profit rate was lower in the quarter due to the addition of several lower margin products to the catalog, a shift in sales mix toward lower margin products, increased guitar manufacturing costs in the U.S., and increased sales of products to some larger customers that carry a lower gross profit rate.

Kuhn said, "The steadily improving national economy and resilient consumer confidence have had a positive impact on the music industry and on our business. Sales to both independent retailers and the large chain store accounts exceeded expectations for the quarter, with sales to the latter being particularly strong."

The segment is America's largest independent distributor of musical instruments and accessories, and is involved in some combination of designing, manufacturing, marketing and distributing more than 15,000 products from five facilities in the U.S. and Canada to retailers of all sizes for musicians of all skill levels.


Concluding Remark

Kuhn concluded, "Going forward, our confidence in the strengthening economy remains intact for our Industrial Distribution and Music segments. However, we will be watching for the effect of rising steel prices, energy costs and other influences on these businesses. For Aerospace, we remain focused on cost control, efficiency improvement, and the marketing of our manufacturing and engineering capabilities and are confident that we will be well-positioned to take advantage of the eventual

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


turnaround in the commercial aerospace market when it comes, just like we are successfully doing with our Industrial Distribution business."

Forward-Looking Statements
--------------------------
This release contains forward-looking information relating to the company's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, SH-2G and K-MAX helicopter programs, the industrial and music businesses, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the company intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly industrial production and commercial aviation, and global economic conditions; 5) satisfactory completion of the Australian SH-2G(A) program, including successful completion and integration of the full ITAS software;
6) recovery of the company's investment in the MD Helicopters, Inc. contracts; 7) actual costs for recertifying products and processes in connection with start-up of the expanded Jacksonville facility; 8) JPF program final qualification test results and receipt of production orders; 9) satisfactory resolution of the EODC Collimator claim and completion of contract performance, 10) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 11) successful sale or lease of existing K-MAX inventory; 12) the condition of consumer markets for musical instruments; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effect of price increases or decreases; and 16) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.

                             ###

Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

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"Kaman Reports First Quarter 2004 Results"
April 20, 2004


                 KAMAN CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
              (In thousands except per share amounts)

                                             For the Three Months
                                                Ended March 31,
                                                ---------------
                                               2004       2003
-----------------------------------------------------------------
Net sales                                   $ 245,678  $ 216,010
Costs and expenses:
   Cost of sales                              183,023    159,956
   Selling, general and administrative expense 59,427     49,137
   Other operating (income) / expense, net       (318)      (273)
   Interest expense, net                          795        768
   Gain on sale of product line and other assets    -    (16,849)
Other expense, net                                484        405
-----------------------------------------------------------------
                                              243,411    193,144
-----------------------------------------------------------------
Earnings before income taxes                    2,267     22,866
Income taxes                                      975      8,900
-----------------------------------------------------------------
Net earnings                                $   1,292  $  13,966
=================================================================
Net earnings per share:
   Basic                                    $     .06  $     .62
   Diluted                                  $     .06  $     .60
=================================================================
Average shares outstanding:
   Basic                                       22,648     22,495
   Diluted                                     23,660     23,480
=================================================================
Dividends declared per share                $     .11  $     .11
=================================================================


                             -more-









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"Kaman Reports First Quarter 2004 Results"
April 20, 2004

                 KAMAN CORPORATION AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                       March 31,     December 31,
                                         2004            2003
-----------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents           $    9,825     $    7,130
   Accounts receivable, net               209,442        193,243
   Inventories                            189,202        178,952
   Income taxes receivable                      -          1,043
   Deferred income taxes                   26,026         26,026
   Other current assets                    11,627         12,457
-----------------------------------------------------------------
   Total current assets                   446,122        418,851
-----------------------------------------------------------------
Property, plant and equipment, net         50,561         51,049
Goodwill and other intangible assets, net  53,476         53,347
Other assets                                4,843          5,064
-----------------------------------------------------------------
                                       $  555,002     $  528,311
=================================================================
Liabilities and shareholders' equity
Current liabilities:
   Notes payable                       $   10,857     $    7,673
   Accounts payable                        58,810         59,600
   Accrued contract loss                   23,805         23,611
   Accrued restructuring costs              5,445          6,109
   Other accrued liabilities               24,141         26,123
   Advances on contracts                   19,966         19,693
   Other current liabilities               16,810         17,746
   Income taxes payable                       759              -
-----------------------------------------------------------------
   Total current liabilities              160,593        160,555
-----------------------------------------------------------------
Long-term debt, excluding current portion  62,620         36,624
Other long-term liabilities                28,491         27,949
Shareholders' equity                      303,298        303,183
-----------------------------------------------------------------
                                       $  555,002     $  528,311
=================================================================

                             -more-



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April 20, 2004



                     KAMAN CORPORATION AND SUBSIDIARIES
              Condensed Consolidated Statements of Cash Flows
                               (In thousands)
<table>                                                  For the Three Months
                                                              Ended March 31,
-----------------------------------------------------------------------------
                                                            2004        2003
                                                            ----        ----
Cash flows from operating activities:
   Net earnings                                         $ 1,292     $ 13,966
   Depreciation and amortization                          2,238        2,626
   Net gain on sale of product line and other assets          -      (16,849)
   Other, net                                             1,025          191
   Changes in current assets and liabilities,
   excluding effects of divestiture:
     Accounts receivable                                (16,125)     (24,209)
     Inventory                                          (10,163)      (7,108)
     Income taxes receivable                              1,043        5,192
     Accounts payable                                      (807)       6,393
     Advances on contracts                                  273         (747)
     Income taxes payable                                   763        5,260
     Changes in other current assets and liabilities     (2,598)      (1,510)
-----------------------------------------------------------------------------
       Cash provided by (used in) operating activities  (23,059)     (16,795)
-----------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from sale of product line and other assets        -       28,021
   Expenditures for property, plant & equipment          (1,586)      (1,789)
   Other, net                                               370         (461)
-----------------------------------------------------------------------------
       Cash provided by (used in) investing activities   (1,216)      25,771
-----------------------------------------------------------------------------
Cash flows from financing activities:
   Changes to notes payable                               3,158        1,926
  Additions/(reductions) to long-term debt               25,996       (5,897)
   Proceeds from exercise of employee stock plans           309          324
   Purchases of treasury stock                               (4)        (205)
   Dividends paid                                        (2,489)      (2,471)
-----------------------------------------------------------------------------
       Cash provided by (used in) financing activities   26,970       (6,323)
-----------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      2,695        2,653
Cash and cash equivalents at beginning of period          7,130        5,571
-----------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  9,825    $  8,224
=============================================================================
                             ###

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